Exhibit 10.23

EXECUTION VERSION

EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (the “Agreement”) between DBV Technologies S.A. (the “Company”), and Daniel Tasse (the “Executive”) is effective as of November 29, 2018 (the “Effective Date”).

W I T N E S E T H:

WHEREAS, the Company desires the Executive to provide services to the Company as a corporate officer (mandataire social), and wishes to provide the Executive with certain compensation and benefits in return for such services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide services to the Company in return for certain compensation and benefits;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. AT WILL EMPLOYMENT. The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at any time, for any reason or no reason, with or without Cause, subject to the terms and conditions of this Agreement. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at-will” nature of the Executive’s employment with the Company, which may be changed only in an express written agreement signed by the Executive and a duly authorized officer of the Company. The Executive’s rights to any compensation following a termination shall be only as set forth in Section 10.

2. POSITION & DUTIES. The Executive shall serve as the Company’s Chief Executive Officer (Directeur Général) (“CEO”). As CEO, the Executive shall participate as a nonvoting invitee in the meetings of the Company’s Board of Directors (the “Board”) (at the Board’s discretion and invitation); provided that the Company shall use commercially reasonable efforts to ensure that, in compliance with French law (including French legal diversity requirements), at the Company’s 2019 annual general meeting of shareholders, the Company shall nominate Executive for election as a member of the Board and the Company shall also use commercially reasonable efforts to ensure that, in compliance with French law (including French legal diversity requirements), the Company shall continue to re-nominate Executive for re-election to the Board at each subsequent shareholder meeting as necessary to renew Executive’s term on the Board such that Executive will remain a member of the Board for the duration of his employment by the Company. The Executive shall have such other duties, authorities and responsibilities consistent with French law governing the duties of a directeur général, and those commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board shall designate that are consistent with the Executive’s position as CEO. The Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company.

3. LOCATION. Unless the parties otherwise agree in writing, at all times during Executive’s employment with the Company, the Executive shall split his time and perform services, as reasonably determined by Executive, in accordance with the Company’s business needs and the permanent establishment guidelines between the Company’s offices in New York, New York, Summit, New Jersey and the Company’s offices in Montrouge and Bagneux, France provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.

4. BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of $600,000 (USD), payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Company in its sole discretion; provided that in no event shall it be decreased other than in connection with an across-the-board decrease in base salary applicable to all executive officers of the Company, so long as such decrease in base salary is not greater than the percentage decrease that is applicable to all other executive officers as part of such across-the-board decrease in base salary. The annual base salary as determined herein from time to time, including any increases thereon, shall constitute “Base Salary” for purposes of this Agreement.

5. ANNUAL BONUS. With respect to each full calendar year during Executive’s employment with the Company (beginning in the year of the Effective Date), the Executive will be eligible to earn an annual performance bonus with a target amount of not less than sixty-five percent (65%) of the Base Salary (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s assessment of the Executive’s performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion, but after consultation with Executive. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether the Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which, for clarity, actual performance may result in an Annual Bonus that becomes payable which is greater or less than such target amount noted above), based on the set criteria. No amount of the Annual Bonus is guaranteed, and, except as otherwise provided in this Agreement, the Executive must be a corporate officer (mandataire social) in good standing on the last day of the annual performance period for the Annual Bonus to be eligible to receive an Annual Bonus for the calendar year. Executive shall be eligible to receive a pro-rated Annual Bonus for 2018. The Annual Bonus, if earned, will be paid (i) within 30 days after the Company’s annual general meeting of shareholders (the “AGM”), which is typically held in June of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured; and (ii) only if and to the extent that the required shareholder vote, as per French “say-on-pay” regulations at each annual AGM is received; provided, that any such Annual Bonus shall be paid in the calendar year following the calendar year to which the performance period relates (and in no event later than December 31 of such calendar year).

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6. EQUITY AWARDS. The Executive shall be eligible to participate in the Company’s equity compensation program. Subject to Board approval, which shall occur as soon as reasonably practicable following the Executive’s first day of employment with the Company, and subject to compliance with applicable French law, the Executive will initially be granted an option to purchase up to 350,000 ordinary shares of the Company as traded on the French Bourse for an exercise price equal to the fair market value determined of such shares on the date of grant (the date such options are granted the “Grant Date”), determined by taking a weighted average of the quoted closing selling price for the twenty (20) trading days immediately preceding the Grant Date. The options will begin vesting based on the date the Executive commences employment with the Company (the “Vesting Start Date”) and will vest over four (4) years with 25% of the shares subject to the option vesting on the one year anniversary of the Vesting Start Date and the remaining 75% of the shares subject to the option shall vest in six substantially equal bi-annual installments following the first anniversary of the Grant Date vesting in equal half-year installments over the following thirty-six (36) months, subject to the Executive’s continued employment with the Company through the applicable vesting dates. Additionally, Executive shall only be eligible to exercise the vested options granted pursuant to this Section 6 if (a) the Executive remains employed with the Company through the exercise date (subject to exceptions for Executive’s death or Disability under French law; and further subject to the provisions of the DBV Technologies S.A. Nonqualified Stock Option Grant Notice (2018 Options) (the “Option Agreement’)) and (b) the Company has obtained the marketing approval from the U.S. Food and Drug Administration of Viaskin Peanut prior to the exercise date. The option award described above will be governed by and subject to the terms and conditions of any associated stock option agreement required to be entered into by Executive and the Company. The Company shall use commercially reasonable efforts to obtain approval of its shareholders at the 2019 AGM to permit exercise of the vested options post-termination as set forth in the form of option agreement attached hereto at Exhibit 1 (other than for Executive’s death or Disability, which are not subject to such approval).

7. BENEFITS.

(a) BENEFIT PLANS. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s senior management. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b) VACATION. The Executive shall be eligible to accrue vacation time at the rate of twenty-five (25) days per year in accordance with the Company’s vacation policy. Vacation is to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

(c) FINANCIAL PLANNING/TAX EQUALIZATION. Executive acknowledges that he is responsible for his own personal tax advice and is not relying on the Company for any such advice. The Company shall submit for shareholder approval at the 2019 AGM a proposal for Company reimbursement to the Executive for tax and financial planning services incurred by the Executive for the duration of Executive’s employment with the Company.

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In addition, the Company shall submit for shareholder approval at the 2019 AGM a proposal for provision to Executive of tax equalization payments, if applicable, for the duration of Executive’s employment to account for any tax liabilities that, due to foreign tax requirements, result an aggregate income tax liability that is greater than the income tax liability that Executive would have otherwise had if he were only subject to income tax in the United States for such period.

(d) GENERAL EXPENSE REIMBURSEMENTS. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (i) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iii) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

8. CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS. As a condition of employment, the Executive agrees to execute and abide by the Company’s current form of Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (“Confidentiality Agreement”), which is attached hereto as Exhibit 2 and which may be amended by the parties from time to time without regard to this Agreement by mutual consent between Executive and the Company. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

9. OUTSIDE ACTIVITIES DURING EMPLOYMENT. The Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise during his employment with the Company without the written consent of the Board; provided, however, that this limitation shall not apply to any equity interest that Executive has in a Company which stock is publicly traded so long as Executive does not own more than 5% of such equity and the foregoing limitation does not apply to Executive’s ownership interest in the companies listed on the attached Exhibit 3. Except with the prior written consent of the Board, during his employment with the Company the Executive will not undertake or engage in any other employment, occupation or business enterprise, except for passive investments; provided, however, that this restriction does not apply to any transition services that Executive is providing to the company listed in Exhibit 3, so long as such transition services do not extend beyond March 31, 2019 and such responsibilities do not materially interfere with Executive’s services to the Company under this Agreement. Notwithstanding the foregoing, nothing shall prevent the Executive from participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory board of up to two other public companies (Exhibit 3 sets forth the boards for which Executive is a member as of the date of this Agreement and for which the Board has currently consented). The Board may, in its sole discretion, withdraw its consent to your service on the boards listed on Exhibit 3 should a conflict arise between that board service and your employment hereunder. Executive shall resign from other current directorships beyond this number, which resignations shall take effect at the end of the respective directorship terms, but in no case later than June 30, 2019; provided that all such permitted activities or services in this Section 9 do not (i) create a conflict with his employment hereunder; (ii) materially interfere with the performance of his duties; or (iii) violate the terms of the Confidentiality Agreement.

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10. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section are contingent upon and subject to (i) shareholder approval at the 2019 AGM, and are not effective unless and until such shareholder approval is secured; and (ii) the French “say-on-pay” requirements. If, and only if, approved by the shareholders at the 2019 AGM, the provisions in this Section will govern the amount of compensation, if any, to be provided to Executive upon termination of employment. In no event do the provisions of this Section alter the at-will status of Executive’s employment with the Company.

(a) Performance Conditions. In addition to the above requirements regarding shareholder approval, all severance payments under this Section are contingent upon and subject to the following performance conditions: [TBD]1.

(b) Termination by the Company without Cause or for Good Reason.

(i) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 10(b) at any time, in accordance with Section 10(h), or without “Cause” (as defined in Section 10(c)(ii) below) by giving notice as described in Section 10(h) of this Agreement. A termination pursuant to Sections 10(f) below is not a termination without Cause for purposes of receiving the benefits described in this Section.

(ii) If the Company terminates Executive’s employment at any time without Cause or Executive terminates his employment with the Company for “Good Reason” (as defined in Section 10(b)(vii) below) and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined in Section 10(b)(iv) below). If Executive complies with the obligations in Section 10(b)(iii) below, Executive shall also be eligible to receive the following “Severance Benefits:”

A. The Company will pay Executive an amount equal to the sum of (x) 1.5 times Executive’s then current Base Salary (ignoring any decrease that forms the basis of Executive’s resignation for Good Reason, if applicable) and (y) the then current target Annual Bonus opportunity for the fiscal year in which the Separation from Service occurs, for twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions (“Severance”), paid in substantially equal installments over the Severance Period, with the first payment paid within sixty (60) days following the date of Executive’s Separation from Service (the “Separation Date”) and include an amount for the period from Executive’s Separation Date and the first payment date and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter for the duration of the Severance Period.

[1]	Conditions to be discussed and agreed upon by parties following execution of this Agreement.

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B. If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the Separation Date until the earliest of: (x) eighteen (18) months following the Separation Date (the “COBRA Severance Period”); (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (x)-(z), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, plus an additional amount to reflect the taxes on such payment so that on a net after-tax basis the amount received by Executive shall be equal to the monthly COBRA premium, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii) Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 10(b)(ii) of this Agreement if: (x) within sixty (60) days following the date of Executive’s Separation from Service, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form presented by the Company (the “Release”), which form of Release shall be in substantially the form attached hereto as Exhibit 4, which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (w) if he holds any other positions with the Company, including a position on the Board, he resigns such position(s) to be effective no later than the date of Executive’s Separation Date (or such other date as requested by the Board); (x) he returns all Company property; (y) he complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (z) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code payable within the sixty (60) day period following the Executive’s Separation Date, and are not otherwise exempt from the application of Section 409A, then, if the sixty (60) day period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.

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(iv) For purposes of this Agreement, “Accrued Obligations” are (w) any unpaid Base Salary through the date of termination and any accrued vacation; (x) any unpaid bonus earned with respect to any calendar year ending on or preceding the date of termination; (y) reimbursement for any unreimbursed expenses under Section 7(c), above incurred through the date of termination; and (z) all other payments and benefits to which the Executive may be entitled under applicable law, the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits and accrued and vested benefits under any retirement plan or nonqualified deferred compensation plan.

(v) The Severance Benefits provided to Executive pursuant to this Section 10(b) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(vi) Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 10(b)(ii) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(vii) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) a material reduction in Executive’s Base Salary, which for this purpose shall deemed to be a reduction of at least 10% from the rate in effect prior to such reduction of Base Salary; (ii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; (iii) a requirement that Executive no longer report to the Board, except that if a Change in Control (as defined below) occurs, for purposes of determining the board after the Change in Control it shall be Executive no longer reports directly to the board of the ultimate parent of the Company; (iv) a requirement that Executive relocate Executive’s principal place of employment to a location more than fifty (50) miles from Summit, New Jersey and, for purposes of clarity, any requirement that Executive be required to move to within daily commuting proximity to the Company’s French headquarters shall constitute Good Reason; or (v) a material breach of this Agreement by the Company; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated and (4) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(c) Termination by the Company for Cause.

(i) Subject to Section 10(c)(ii) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 10(h) of this Agreement.

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(ii) For purposes of this Agreement, “Cause” means first, the Executive’s conviction of any felony or any crime involving fraud or embezzlement under the laws of the United States or any state which conviction results in material harm to the reputation of the Company (which, for purpose of clarity, would exclude traffic offenses). Second, “Cause” means, as reasonably determined by the Board, Executive’s acts or omissions that constitute the following conduct: (w) fraud or gross negligence against the Company causing material injury to the Company; (x) the material violation of any material Company policy (including but not limited to its sexual harassment policy) or any statutory duty owed to the Company which, in either case, results in material harm to the Company after Executive is provided with a reasonable opportunity of not less than fifteen (15) days to cure, to the extent curable, from the date written notice thereof is given to Executive by the Company; (y) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (z) refusal to comply with a lawful directive of the Board consistent with Executive’s position with the Company after Executive is provided with a reasonable opportunity of not less than fifteen (15) days to cure from the date notice thereof is given to Executive by the Company.

(iii) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(d) Resignation by the Executive.

(i) Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 10(h).

(ii) In the event Executive resigns from Executive’s employment with the Company other than for Good Reason, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(e) Termination Without Cause or for Good Reason In Connection with a Change in Control.

(i) If Executive’s employment by the Company is terminated by the Company (or its successor or parent) without Cause (and not due to Disability or death) or by Executive for Good Reason, in either case, within three (3) months before or on, or within twenty-four (24) months immediately following, a Change in Control (as defined in the Option Agreement), that constitutes a change in control event described in Treasury Regulation Sections 1.409A-3(i)(5), then: the Company shall pay or provide Executive with the same Severance Benefits described in Section 11(b)(ii), except that the amount payable in Section 11(b)(ii)(A) shall be paid to Executive in a lump sum within sixty (60) days following Executive’s Separation Date, unless Executive’s employment is terminated within three (3) months before the Change in Control in which case the severance shall be paid in installments as provided in Section 11(b)(ii)(A), and any remaining amount shall be converted into, and paid in, a lump sum on the date of the Change in Control, provided that Executive executes and does not revoke the Release and otherwise complies with the requirements of Section 10(b)(iii).

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(f) Termination by Virtue of Death or Disability of the Executive.

(i) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll practices, provide to the Executive’s legal representatives Executive’s Accrued Obligations, including any life insurance benefits payable to Executive’s beneficiary under the Company’s group life insurance plan.

(ii) Subject to applicable law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because the Executive has been unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for a period of six (6) consecutive months and following the end of such six (6) month period the Executive has been determined to be disabled under the Company’s long-term disability benefit plan and is eligible to receive benefits under such plan. In the event Executive’s employment is terminated based on the Executive’s Disability after the end of such six (6) month period, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations and amounts owed to Executive under the Company’s long-term disability plan.

(g) Effective Date of Termination.

(i) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

A. thirty (30) days after the Company gives notice to Executive of Executive’s termination with Cause, unless pursuant to Sections 10(c)(ii)(x) or 10(c)(ii)(z) in which case fifteen (15) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date if not cured;

B. immediately upon the Executive’s death;

C. thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

D. thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period;

E. for a termination for Good Reason, immediately after Executive’s full satisfaction of the requirements of Section 10(b)(vii); or

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F. thirty (30) days after the Company gives notice to Executive of Executive’s termination without Cause.

G. In the event notice of a termination under subsections (i)(A), (C) and (F) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirements of Section 13 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

(h) Effect of Termination. Executive agrees that should the Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company and its subsidiaries, including any position on the Board.

(i) Cooperation With Company After Termination of Employment. For the period that you are receiving any Severance under this Agreement, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company; provided, that the Company shall reimburse Executive for any reasonable expenses incurred relating to such cooperation and such cooperation does not interfere with any subsequent employment of Executive by another employer.

11. INDEMNIFICATION. While serving as an executive of the Company and director on the Board and following termination of Executive’s employment, Executive shall be covered by the Company’s Directors and Officers Liability Insurance at levels no less favorable than existing directors and officers and will enter into the form of indemnification agreement used by the Company with its other directors and executive officers, which form is attached hereto as Exhibit 5.

12. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all, or substantially all, of the outstanding shares of the Company.

13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by e-mail, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Company:

Joan Schmidt

General Counsel

DBV Technologies S. A.

25 DeForest Avenue, Suite 203

Summit, NJ 07901

joan.schmidt@dbv-technologies.com

and a copy (which shall not constitute notice) shall also be sent to:

Marc Recht

Cooley LLP

500 Boylston St.

Boston, MA 02116

mrecht@cooley.com

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

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17. SECTION 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments as required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i)) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). The Company makes no representations or warranties as to whether any payments under this Agreement are subject to Section 409A of the Code or exempt.

18. ADDITIONAL LIMITATION.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not

12.

below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 18, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 18(a) shall be made by a nationally recognized accounting firm selected by the Company, and reasonably acceptable to the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days prior to the date of the consummation of the transaction or at such earlier time as is reasonably requested by the Company or the Executive. All costs of the Accounting Firm shall be borne by the Company.

19. REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

20. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.

21. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 and 10-28, inclusive, of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

22. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

23. INTEGRATION. This Agreement, including the Confidentiality Agreement, contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties.

24. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

25. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

26. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey without regard to its conflict of laws principles. The Parties acknowledge that this Agreement contains the terms and conditions of services of the Executive as corporate officer (mandataire social) of the Company as such function is defined and regulated under the French Code of Commerce (Code de commerce) and shall not constitute, or be construed as, an employment agreement as defined by the French Labor Code (Code du travail).

27. DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Company, or the termination of the Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Newark, New Jersey by JAMS, Inc. (“JAMS”) or its successors. Both the Executive and the Company

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acknowledge that by agreeing to this arbitration procedure, each waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at HTTP://WWW.JAMSADR.COM/RULES-CLAUSES/, and which will be provided to the Executive upon request. The arbitrator shall be as mutually agreed between the Company and Executive. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the arbitrator be empowered to hear or determine any class or collective claim of any type. Nothing in this Agreement is intended to prevent either the Company or the Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.

28. LEGAL FEES. In the event that there is a dispute under the terms of this Agreement, each party shall be responsible for its own legal fees and expenses, except that if Executive is successful on a dispute concerning a material issue hereunder, the Company shall reimburse to the Executive the legal fees and expenses incurred by the Executive in such dispute.

15.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

DBV Technologies S.A.

By:	/s/ Pierre-Henri Benhamou
Pierre-Henri Benhamou Co-founder, Chairman, Chief Executive Officer

Date:	15 Nov 2018

Daniel Tassé

/s/ Daniel Tassé

Date:	11/15/2018

EXHIBIT 1

(Stock Option Award Agreement)

DBV TECHNOLOGIES S.A.

NONQUALIFIED STOCK OPTION GRANT NOTICE

(2018 OPTIONS)

The Combined Annual General Meeting of Shareholders of DBV Technologies (the “Company”) of June 22, 2018 (the “Annual General Meeting”) authorized the Company’s Board of Directors (the “Board”) to grant options giving entitlement to shares of the Company to the persons that it may name from among the members of staff and officers of the Company and of companies associated with it subject to the terms of Article L.225-180 of the French Commercial Code.

Pursuant to this authorization, the Board decided at its meeting of June 22, 2018, the policy for allocation of Stock options to employees and Corporate Officers of the subsidiaries outside France according to their grade and the main characteristics of an options plan conferring the entitlement to subscribe to shares of the Company, known as “DBV Technologies S.A. Stock Option Agreement”. The Board delegated all power to the Chairman & CEO and to the Deputy CEO for the purpose of implementing this policy including the certification of the allocation decision upon the 15th of the month following the effective date of employment or an employment contract, the purchase price for options and the numbers of shares allocated to each Optionee.

Pursuant to this delegation, the Company hereby grants to the Optionee named below an option (the “Stock Option”) to purchase/subscribe on or prior to the Expiration Date specified below all or part of the number of shares of the Company’s Ordinary Shares, €0.10 nominal value per share (each, a “Share”), specified below at the Option Exercise Price per Share specified below subject to the terms and conditions set forth herein, in the attached Stock Option Agreement and Plan (the “Agreement and Plan”), all of which are incorporated herein in their entirety. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended, with respect to Optionees who are US tax residents.

Name of Optionee:	Daniel Tasse	(the “Optionee”)
No. of Options:	350,000
No. of Shares:	350,000
Grant Date:	[1]
Expiration Date:		(the “Expiration Date”)[2]
Option Exercise Price/Share:	€	(the “Option Exercise Price”)[3]

Vesting Schedule:	25 percent of the Shares subject to this Stock Option shall vest on [November 29, 2019] (the “Vesting Date”), subject to the Optionee’s Continuous Service through such date. Thereafter, the remaining 75 percent of the Shares shall vest in six substantially equal bi-annual installments following the first anniversary of the Vesting Date, subject to the Optionee’s Continuous Service through each such date, as set forth in the Agreement and Plan.

[1]	Grant Date will generally be the date following the Optionee’s commencement date that the Board approves the award.
[2]	Insert date that is 10 years from Grant Date.
[3]

Shall equal the closing price of the share on the Euronext Paris on the day that the Grant is recorded, but will not be less than the average of the share prices quoted over the 20 trading days preceding the date of said grant.

1.

Exercise conditions: Notwithstanding the vesting schedule, no portion of this this Stock Option shall be exercisable unless the Company has obtained the marketing approval from US Food and Drug Administration (U.S. FDA) of Viaskin Peanut and Optionee has remained in Continuous Service through such date. Further, subject to Section 6 of the Agreement and Plan, Optionee must remain in Continuous Service through the applicable date of exercise.

Additional Terms/Acknowledgements: Optionee acknowledges receipt of, and understands and agrees to, this Grant Notice (as defined in this Agreement and Plan), this Agreement and Plan. Optionee acknowledges and agrees that this Grant Notice and this Agreement and Plan may not be modified, amended or revised except as provided herein. Optionee further acknowledges that as of the Date of Grant, this Grant Notice and this Agreement and Plan set forth the entire understanding between Optionee and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionee or (ii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

This Grant Notice is not to be interpreted as a guarantee or contract of Continuous Service (as defined in this Agreement and Plan).

By accepting this option, Optionee consents to receive such documents by electronic delivery and to participate in this Agreement and Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

DBV TECHNOLOGIES, S.A.		OPTIONEE:

By:	/s/	/s/
	Signature	Signature
Title:	Deputy CEO	Date: November 15, 2018
Date:	November 15, 2018

2

DBV TECHNOLOGIES S.A.

STOCK OPTION AGREEMENT AND PLAN

Pursuant to the Stock Option grant notice (the “Grant Notice”) and this Stock Option agreement (this “Agreement and Plan”), DBV Technologies (the “Company”) has granted Optionee an option (the “Stock Option”) under this Agreement and Plan referenced in the Grant Notice to purchase/subscribe the number of shares of the Company’s Ordinary Shares, €0.10 nominal value per share (each, a “Share”) indicated in the Grant Notice at the exercise price indicated in the Grant Notice. The Stock Option is granted to the Optionee effective as of the date of grant set forth in the Grant Notice (the “Grant Date”). Capitalized terms in this Agreement shall have the meaning specified in the Grant Notice unless a different meaning is specified herein.

The details of the Stock Option and this Agreement and Plan generally, in addition to those set forth in the Grant Notice, are as follows:

1. Legal Framework.

(a) The Combined Annual General Meeting of Shareholders of the Company of June 22, 2018 (the “Annual General Meeting”) authorized the Board to grant options to purchase and/or subscribe Shares to the persons that it may name from time-to-time among the members of staff and officers of the Company and of companies associated with it subject to the terms of Article L.225-180 of the French Commercial Code (the “French Code”). This authorization was given for a period of 18 months from the Annual General Meeting, under the provisions of Articles L.225-177 et seq. of the French Code.

(b) This Agreement and Plan and this Stock Option shall be administered by the Board. The Board may change the details of this Agreement and Plan and this Stock Option (including the Grant Notice) (i) if it considers that the change is appropriate and has no significant negative impact on the interests of the Optionees or (ii) with the agreement of the Optionees concerned. More generally, in case of a change in the legislation, regulations or accounting standards, or a change in the interpretation of such provision, particularly relating to the tax or social security arrangements for the allocation or exercise of options, the terms and conditions for the options under this Agreement and Plan, including this Stock Option, may be amended by the Board at its discretion, to respond to this change as it sees fit. By way of example, the Board might decide to shorten or extend the exercise period, or to introduce a mandatory retention period.

(c) The Board will have the power, subject to, and within the limitations of, the express provisions of this Agreement and Plan: (i) to construe and interpret this Agreement and Plan and this Stock Option (including the Grant Notice) and (ii) to settle all controversies regarding this Agreement and Plan and awards granted under it, including this Stock Option.

(d) The Board may delegate some or all of the administration of this Agreement and Plan to the Company’s Chief Executive Officer, provided such delegation complies with French law. The Board may retain the authority to concurrently administer this Agreement and Plan with the Chief Executive Officer and may, at any time, revest in the Board some or all of the powers previously delegated.

(e) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

2. Vesting. Subject to the provisions contained herein, the Stock Option will vest as provided in the Grant Notice. Vesting will cease upon the termination of Optionee’s Continuous Service, unless otherwise provided below. Upon and subject to the occurrence of a Takeover, the Stock Options will be deemed 100% vested and exercisable.

The Stock Options are exercisable within a ten (10) year period as from the Grant Date and in accordance with the provisions of this Agreement and Plan.

3. Number of Shares and Exercise Price. The number of Shares subject to this Stock Option and the Option Exercise Price are set forth in the Grant Notice. As provided for in the Grant Notice, each Stock Option shall give entitlement to acquire/subscribe to one (1) Share, subject to adjustments provided for in Section 10 below.

For the avoidance of doubt, it is specified that the Option Exercise Price shall correspond to the price of the Shares on Euronext Paris on the Grant Date, but will not be less than the average of the share prices quoted over the twenty (20) trading days preceding the Grant Date.

4. Manner of Exercise.

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option and in accordance with the terms of this Stock Options, the Optionee may give written notice to the Company of his or her election to purchase/subscribe some or all of the Shares subject to this Stock Option purchasable/being available to subscription at the time of such notice. This notice shall specify the number of Shares to be purchased/subscribed.

(b) Payment of the purchase price for the Shares may be made in cash, by certified or bank check or other instrument acceptable to the Board or, if allowable under applicable law, by way of offsetting receivables held by the Optionee against the Company.

(c) Payment instruments will be received subject to collection. The transfer to the Optionee on the records of the Company or of the transfer agent of the Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase/subscription price for the Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in this Agreement and Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Shares to be purchased/subscribed pursuant to the exercise of Stock Options under this Agreement and Plan and any subsequent resale of the Shares will be in compliance with applicable laws and regulations.

(d) The Shares purchased/subscribed upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Board with all requirements under this Agreement and Plan, applicable laws or regulations in connection with such transfer and with the requirements hereof. The determination of the Board as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares. Such Shares shall be freely transferable once the Stock Option has been exercised, subject to compliance with the applicable legal and regulatory provisions as set forth in Sections 7 and 13 below.

(e) Notwithstanding any other provision hereof or of this Agreement and Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof, unless allowable under applicable law.

5. Exercise Conditions. The exercise of this Stock Option is subject to:

(a) the existence of Continuous Service at the date of exercise of the said Stock Option in accordance with this Agreement and Plan (subject to the provisions of Section 6 below), and

(b) the Company having obtained the marketing approval from US Food and Drug Administration (U.S. FDA) of Viaskin Peanut. This condition shall be determined by the Board of Directors (the “Performance Condition”).

6. Termination of Continuous Service. The exercise of the Stock Option is subject to the existence of Continuous Service at the date of exercise of the said Stock Option in accordance with this Agreement and Plan, subject to the exceptions set forth in this Section 6. If the Optionee’s Continuous Service is terminated for death or Disability, the period within which to exercise the Stock Option shall be as set forth below:

(a) Termination Due to Death. If the Optionee’s Continuous Service terminates by reason of the Optionee’s death, any portion of this Stock Option shall be fully vested, and may thereafter be exercised (subject to completion of the Performance Condition at the date of exercise) by the Optionee’s heir(s) for a period of six (6) months from the date of death, or until the Expiration Date, if earlier.

(b) Termination Due to Disability. If the Optionee’s Continuous Service terminates by reason of the Optionee’s Disability, any portion of this Stock Option outstanding on such date according to the vesting schedule set forth in Section 2 may thereafter be exercised by the Optionee (subject to completion of the Performance Condition at the date of exercise) for a period of six (6) months from the termination of Optionee’s Continuous Service by reason of the Optionee’s Disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not vested on the date the Optionee’s Continuous Service terminates by reason of the Optionee’s Disability shall terminate immediately and be of no further force or effect.

(c) Termination for Cause. If the Optionee’s Continuous Service terminates for Cause, any portion of this Stock Option outstanding on such termination date according to the vesting schedule set forth in Section 2, to the extent exercisable on such termination date, shall terminate immediately and be of no further force and effect. Any portion of this Stock Option that is not vested on such termination date shall also terminate immediately and be of no further force and effect.

(d) Termination without Cause; Termination for Good Reason. If the Optionee’s Continuous Service is terminated by the Group Companies without Cause or by the Optionee with Good Reason, then, any portion of this Stock Option outstanding on such date according to the vesting schedule set forth in Section 2 may be exercised, to the extent exercisable on the date of termination (subject to completion of the Performance Condition), for a period of thirty (30) days following the date of such termination (or, to the extent applicable, such longer period specified in (f), below), provided that if an exercise suspension period (as described in Section 7, below) occurs at any time during such period, then the vested portion of this Stock Option will not expire until it has been exercisable for an aggregate period of thirty (30) days following such termination of Continuous Service, provided that in no event will this Stock Option be exercisable following the Expiration Date. Any portion of this Stock Option that is not vested on the date of termination shall terminate immediately and be of no further force or effect.

Further, following (and subject to) approval of the Company’s shareholders at the 2019 Annual General Meeting, if the Optionee’s Continuous Service is terminated for any of the reasons set forth in paragraphs (e) and (f), the period within which to exercise the Stock Option shall be as set forth below:

(e) Retirement. If the Optionee’s Continuous Service terminates as a result of Retirement, any portion of this Stock Option outstanding on such date according to the vesting schedule set forth in Section 2 may thereafter be exercised (subject to completion of the Performance Condition) by the Optionee at any time before the Expiration Date of the Stock Option. Any portion of this Stock Option that is not vested on the date of Retirement shall continue to vest in accordance with the vesting schedule set forth in Section 2 and become exercisable after attainment of vesting (subject to completion of the Performance Condition) at any time before the Expiration Date of the Stock Option.

(f) Other Termination. If the Optionee’s Continuous Service terminates for any reason (including a termination further to a Takeover) other than the Optionee’s death, the Optionee’s Disability, the Optionee’s Termination for Cause or the Optionee’s Retirement, any portion of this Stock Option outstanding on such date according to the vesting schedule set forth in Section 2 may be exercised, to the extent exercisable on the date of termination (subject to completion of the Performance Condition), for a period of (i) ninety (90) days from the date of termination if the Optionee is a U.S. employee of a Group Company or (ii) six (6) months from the date of termination for Optionee other than U.S. employee of a Group Company, or until the Expiration Date, if earlier. Any portion of this Stock Option that is not vested on the date of termination shall terminate immediately and be of no further force or effect.

For the avoidance of doubt, the date of termination of the Optionee’s Continuous Service shall be as follows, it being specified that such date of termination may be adapted from time to time depending on any local applicable laws:

•	in the event of death or Disability, the date of such Optionee’s death or determination of Disability;

•

in the event of resignation of the contract of employment or the corporate mandate, with effect from the day that the Group Company receives the letter of resignation from the Optionee or the day that it is handed to an authorized representative of the Group Company;

•

in the event of dismissal, with effect from the day that the relevant party receives the dismissal notification letter, notwithstanding (i) a notice period, whether or not completed; (ii) any challenge by the Optionee to their dismissal and/or the reasons for it; and (iii) any legal ruling that would challenge the grounds for the dismissal;

•	in the event of contractual termination, with effect from the administrative approval of the termination agreement;

•

in the event of the revocation of the corporate mandate, with effect from the day of the meeting of the executive body deciding on its revocation if the Optionee is in attendance, or, if he is not in attendance, from the date that notification of this decision is received, notwithstanding (i) a notice period, whether or not completed; (ii) any challenge by the Optionee to the revocation and/or the reasons for it; and (iii) any legal decision that would challenge the validity of the revocation;

•	in the event of the non-renewal of the corporate mandate, with effect from the expiry date of the corporate mandate.

If the Optionee is a U.S. employee of a Group Company, the date of termination shall be as follows:

•	in the event of death or Disability, the date of such Optionee’s death or determination of Disability by the Company Group or its designee;

•

in the event of resignation (or equivalent) by the Optionee, the date specified in any letter of resignation by the Optionee or such as earlier date as determined in its sole discretion by the Group Company in which the Optionee holds an employee or Director position at the date of termination;

•

in the event of termination (dismissal, removal or equivalent) of the Optionee’s Continuous Service by the Group Company in which the Optionee holds an employee or Director position, the date specified by such Group Company;

•

in the event that there is a contract of employment or a corporate mandate bewteen the Optionee and the Group Company in which the Optionee holds an employee or Director position, the date specified in such contract of employment or contract mandate for the relevant type of termination or as mutually agreed by the parties; or

• in the event of agreed termination (or equivalent), the date of execution of the termination agreement by all parties.

The Board’s determination of the reason for termination of the Optionee’s Continuous Service shall be conclusive and binding on the Optionee and his or her legal heirs.

7. Suspension of Exercise Rights.

(a) Notwithstanding anything in this Agreement and Plan, this Stock Option may not be exercised (i) for a period of 30 calendar days prior to the publication of the annual and half-yearly results, (ii) for a period of 15 calendar days prior to the publication of the quarterly revenue figures or (iii) when Optionee holds “inside information.” For this purpose, “inside information” is any information which, if made public, could have a significant influence on the price determined in accordance with 7.1 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

(b) In addition, the Board may also elect to temporarily suspend the right to exercise this Stock Option, upon occurence of certain financial transactions involving the share capital of the Company and which require accurate prior knowledge of the number of issued shares composing the share capital of the Company. In such event, Optionee will be informed by letter of the date on which exercise is suspended and the date of resumption. This information shall be provided by non-recorded delivery, with seven days’ advance notice.

(c) If the event the Optionee’s Continuous Service terminates during any exercise suspension period, Optionee may exercise this Stock Option at the end of the suspension period (to the extent then exercisable and subject to completion of the Performance Condition) for an additional period that is equal to the term of the suspension (or if earlier, through the Expiration Date), without this period extending the term of the Stock Option past the Expiraiton Date.

8. Transferability. This Stock Option is not transferable and non-assignable as provided for in Article L.225-183 of the French Code, subject to the provisions of Section 6 (a) above.

9. Tax Withholding Obligations.

(a) At the time this Stock Option is exercised, in whole or in part, and at any time thereafter as requested by the Company, Optionee hereby authorizes withholding from payroll and any other amounts payable to Optionee, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a Subsidiary, if any, which arise in connection with the exercise of this Stock Option.

(b) Optionee may not exercise this Stock Option unless the tax withholding obligations of the Company and/or any Subsidiary are satisfied. Accordingly, Optionee may not be able to exercise this Stock Option when desired even though the option is vested, and the Company will have no obligation to issue a certificate for such Shares or otherwise enter Optionee’s name as the stockholder of record on the books of the Company, unless such obligations are satisfied.

(c) Optionee hereby agrees that the Company does not have a duty to design or administer this Agreement and Plan or its other compensation programs in a manner that minimizes Optionee’s tax liabilities. Optionee will not make any claim against the Company, or any of its officers, directors, employees, Subsidiaries or affiliates related to tax liabilities arising from this Stock Option or Optionee’s other compensation and the Company encourages the Optionee to consult at his/her own expenses with his/her own tax adviser to determine the tax consequences applicable to him/her in relation to this Stock Option. In particular, in the event the Optionee is a US tax resident, Optionee acknowledges that this option is exempt from Section 409A of the Code only if the exercise price per share is at least equal to the “fair market value” per Share on the Grant Date and there is no other impermissible deferral of compensation associated with the option.

10. Adjustments for Changes in Capitalization. In the case of an event described in Article L.225-181 of the French Code, the Company shall take the necessary action to protect the interests of the Optionee beneficiaries under the conditions stipulated in Article L.228-99 of the French Code. For this purpose, the Company will take all the measures stipulated in Article L.228-99 of the French Code. In particular, it may adjust the number of Shares subject to this Stock Option and the Option Exercise Price under the conditions and following the procedures laid down by the regulatory provisions of the French Code for each scenario that qualifies for an adjustment. The Board’s adjustments shall be final, binding and conclusive.

11. No Obligation to Continue Service. Neither the Company nor any Subsidiary is obligated by or as a result of this Agreement and Plan to continue the Optionee’s Continuous Service and this Agreement and Plan shall not interfere in any way with the right of the Company or any subsidiary to terminate the employment or other service of the Optionee at any time or for any reason.

12. Data Privacy. In order to administer this Agreement and Plan and to implement or structure future equity grants, the Company, its Subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to any identification number (excluding the social security number), home address and telephone number, date of birth and other information that is necessary or desirable for the administration of this Agreement and (the “Relevant Information”). By entering into this Agreement and Plan, the Optionee acknowledges being informed (i) of the legitimate interest of the Company to collect, process, register and disclose to the Relevant Companies all Relevant Information; (ii) that the Relevant Companies may store and transmit such information in electronic form; and (iii) that the Relevant Information may be transferred to any jurisdiction in which the Relevant Companies consider appropriate, being specified that where the concerned jurisdiction is not located within the European Union, the Company undertakes to take all relevant guarantees, either on the basis of an adequacy decision or, in the absence of such a decision, on the basis of appropriate safeguards (e.g. binding corporate rules or contractual clauses), whose copy can be made available upon request. The Relevant Information will be stored only for the required duration for the purposes of administering this Agreement and Plan and implementing or structuring future equity grants as well as, beyond, for the purposes of evidence and legal obligations for a period not exceeding the applicable statutory limitation periods. The Optionee shall have access to, and the right to change, delete, if any limit or object, subject to legitimate and compelling reasons, the Relevant Information. These rights can be exercised directly by notifying the Company under the conditions stated in Section 17 below.

13. Trading Policy Restrictions.

(a) Exercise of this Stock Option and the disposition of any Shares issued in connection therewith shall be subject to the Company’s insider trading policies and procedures, and all applicable laws regarding insider trading, restriction on exercise and sale of the Shares as in effect and applicable to Optionee from time to time. In addition, Optionee acknowledges receipt of the Company’s policy permitting certain individuals to sell shares and exercise options only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

(b) In accordance with the provisions of Article L.621-18-2 of the French Monetary and Financial Code, the exercise of this Stock Option and the disposition of any Shares issued in connection therewith by a corporate officer or any person who has, within the Company, (i) the power to take management decisions regarding its development and strategy, (ii) regular access to inside information relating directly or indirectly to the Company, requires that the French Autorité des Marchés Financiers be informed, with a copy sent to the Company, within the timeframe laid down in the regulations currently in force (currently within five (5) trading days).

14. Claw Back. For US employees, any amounts paid (or shares of Common Stock granted) under this Stock Option will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

15. Governing Law. This Agreement and Plan are subject to and must be interpreted according to the provisions of French law and any dispute relating thereto will fall under the exclusive competence of the court with appellate jurisdiction for the location of the Company’s registered office.

16. Certain Definitions.

(a) “Board” means the Board of Directors of the Company, or as context requires, the group then responsible for administration of this Stock Option and/ this Agreement and Plan at the relevant time (i.e., either the Board or a committee or committees of the Board, as applicable) or delegated relevant administrative authority with respect to this Agreement and Plan and/or this Stock Option.

(b) “Cause” shall mean, unless otherwise provided in an employment agreement between a Group Company and the Optionee, as determination by the Group Company to dismiss the Optionee as a result of the Optionee’s gross negligence or willful misconduct. Such definition may be adapted from time to time depending on any local applicable laws defining “cause” in terms comparable to Cause.

For the sake of clarity, it is specified that for:

•

U.S. employees, “Cause” shall mean, (i) the Optionee’s dishonest statements or acts with respect to the Company or any Subsidiary or affiliate of the Company, or any of the Company or any Subsidiary’s current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Optionee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Optionee’s gross negligence or willful misconduct with respect to the Company or any Subsidiary or affiliate of the Company; or (iv) the Optionee’s material violation of any provision of any agreement(s) between the Optionee and the Company (or any Subsidiary of the Company) relating to noncompetition, nondisclosure and/or assignment of inventions;

•

French employee, “Cause” shall mean the Optionee’s (i) gross negligence “faute grave” as this notion is determined by the labor division of the French Cour de cassation or (ii) willfil misconduct “faute lourde” as this notion is determined by the labor division of the French Cour de cassation.

(c) “Code” means the U.S. Internal Revenue Code of 1986, as amended

(d) “Continuous Service” means that the Optionee’s service with a Group Company, whether as an employee or Director, is not interrupted or terminated. A change in the capacity in which the Optionee renders service to a Group Company as an employee or Director or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee’s service with the a Group Company, will not terminate the Optionee’s Continuous Service; provided, however, that if the entity for which the Optionee is rendering services ceases to qualify as a Group Company, as determined by the Board, in its sole discretion, the Optionee’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as a Group Company. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, a Subsidiary, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Optionee, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(e) “Director” shall mean a member of the Board of Directors of the Company.

(f) “Disability” means, unless otherwise provided in an employment agreement between a Group Company and the Optionee, the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances. Such definition may be adapted from time to time depending on any local applicable laws defining “disability” in terms comparable to Disability.

For the sake of clarity, it is specified that for (i) U.S. employees, Disability shall have the meaning ascribed to it in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code or as determined under any applicable company long-term disability plan and (ii) French employees, Disability shall have the meaning ascribed to it in Article L.341.4 of the French Social Security Code.

(g) “Good Reason” shall have the meaning provided in that certain Executive Agreement, effective as of November 29, 2018, by and between the Company and the Optionee.

(h) “Group” means the Company and its Subsidiaries.

(i) “Group Company” means a company of the Group.

(j) “Retirement” means (i), if the Optionee is a U.S. employee of a Group Company, termination of Continuous Service after attainment of age 62 or (ii), in respect of Optionee other than U.S. employee of a Group Company, termination of Continuous Service due to retirement as decided by the Optionee or by the Group Company as provided for under any applicable law.

(k) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50 percent of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50 percent.

(l) “Takeover” has the meaning provided in Article L.233-3 of the French Code. Such definition may be adapted from time to time depending on any local applicable laws defining “takeover” in terms comparable to Takeover. For the avoidance of doubt, it is specified that a Takeover for a U.S. Optionee also complies with the definition of “change of control” under Section 409A of the Code.

17. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing. The Company may, in its sole discretion, decide to deliver any documents related to participation in this Agreement and Plan and this Stock Option by electronic means or to request the Optionee’s consent to participate in this Agreement and Plan by electronic means. By accepting this Stock Option, the Optionee consent to receive such documents by electronic delivery and to participate hereunder through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time-to-time.

EXHIBIT 2

(Employee Confidential Information, Inventions Assignment, Non-Competition and Non-

Solicitation Agreement)

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by DBV Technologies S.A., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”), the compensation paid to me now and during my employment with the Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Recognition of the Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Confidential Information (as defined below) and that the Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of the Company’s Confidential Information that I obtain during my employment with the Company, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such disclosure. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property

Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding Customers of the Company (as the term “Customer” is defined below), including Customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided to Customers of the Company and other nonpublic information relating to Customers; (d) non-public information regarding any of the Company’s business partners and their services, including proposals, bids, contracts and their contents, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) non-public information regarding personnel, employee lists, and compensation; and (f) any other non-public information of the Company which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with the Company, which I lawfully obtained after my employment with the Company, or which is generally known to the public, in the trade or in the industry through no breach of this Agreement or other improper act or omission by me.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party

Employee Confidential Information and Inventions Assignment Agreement

Information that I obtain during my employment with the Company in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with the Company, which I lawfully obtained after my employment with the Company, or which is generally known to the public, in the trade or in the industry through no breach of this Agreement or other improper act or omission by me.

1.4 Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENTS OF INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing.

2.3 Assignment of Company Inventions. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to the Company all my right, title, and interest in and to any and all Company Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by the Company, which I developed on Company time or using the Company’s equipment, supplies, facilities, trade secrets or Confidential Information. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of the Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s Customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

Employee Confidential Information and Inventions Assignment Agreement

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5 Obligation to Keep the Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to the Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any Inventions or information disclosed in writing to the Company pursuant to this Agreement relating to Inventions. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product.

(a) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b) I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to the Company or its designee, including the United States or any third party designated by the Company. My obligation to assist the Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to the Company.

Employee Confidential Information and Inventions Assignment Agreement

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company except in strict compliance with the Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent or as otherwise permitted in my Executive Agreement, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS. Except as modified by Section 10.3 below, I agree that during the period of my employment and for the one (1) year period after the termination of my relationship with the Company for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1 hire, recruit, solicit, induce, encourage, or participate in hiring, recruiting, soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company, even if I did not initiate the discussion or seek out the contact;

5.2 solicit, induce, encourage or attempt to solicit, induce, or encourage any Customer (as defined below), to terminate, diminish, or otherwise alter in a manner harmful to the Company, its relationship with the Company;

5.3 perform, provide or attempt to perform or provide any Conflicting Services for a Customer; or

5.4 solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the termination of my employment with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall I otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

I agree that for purposes of this Agreement, a “Customer” is any person or entity who or which used the Company’s services, or which I have actual knowledge as a person or entity in the Company’s sales pipeline, at any time during the two-year period preceding the termination of my employment with the Company. I acknowledge and agree that the Customers did not use the Company’s services solely as a result of my efforts, and that the efforts of other Company personnel and resources are responsible for the Company’s relationship with the Customers. I further acknowledge and agree that the identity of the Customers is not readily ascertainable or discoverable through public sources, and that the Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.

6. NON-COMPETE PROVISION.

6.1 Except as modified by Section 10.3 below, I agree that during the period of my employment and for the one (1) year period after the termination of my relationship with the Company for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below).

Employee Confidential Information and Inventions Assignment Agreement

Should I obtain other employment during my employment with the Company or within twelve (12) months immediately following the termination of my relationship with the Company, I agree to provide written notification to the Company as to the name and address of my new employer, the position that I expect to hold, and a general description of my duties and responsibilities, at least three (3) business days prior to starting such employment.

6.2 I agree that nothing herein shall prohibit me from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that I am not a controlling person of, or a member of a group that controls, such corporation.

6.3 I agree that for purposes of this Agreement, “Conflicting Services” means any business in which the Company is primarily engaged at any time during the two-year period prior to the date of the termination of my relationship with the Company, or any primary service that the Company provides at any time during the two-year period prior to the date of the termination of my relationship with the Company.

6.4 I agree that for purposes of this Agreement, “Restricted Territory” means (i) all states within the United States in which I primarily perform services for the Company: and (ii) any other countries from which the Company provided goods or services, had Customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company.

7. REASONABLENESS OF RESTRICTIONS.

7.1 I acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be overbroad, ambiguous, unenforceable, or invalid, I and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3 The covenants contained in Section 5 and 6 above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Restricted Territory. If the court declines to enforce this Agreement in the manner provided in subsection 7.2, the Company and I agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9. RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information that I received in my role as an employee of the Company or Confidential Information of the Company. I agree that I will not copy, delete, or alter any non-personal information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in attending an exit interview and completing and signing the Company’s termination statement if required to do so by the Company.

Employee Confidential Information and Inventions Assignment Agreement

10. LEGAL AND EQUITABLE REMEDIES.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company, and the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2 I agree that if the Company is successful in whole or in part in any material legal or equitable action under this Agreement (including, but not limited to, a court partially or fully granting any application, motion, or petition by the Company for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by me, the Company will be entitled to recover from me all costs, fees, or expenses it incurred at any time during the course of the dispute, including, but not limited to, reasonable attorney’s fees. A final resolution of such dispute or a final judgment is required as a prerequisite to the Company’s right to demand payment hereunder and such amounts must be paid by me to the Company within thirty (30) days after I receive written notice of such demand. In the event the Company demands only a portion of such costs, fees, or expenses incurred, such demand shall be without prejudice to further demands for (i) the remainder of any outstanding costs, fees, or expenses incurred, or (ii) costs, fees, or expenses incurred after the prior demand. Notwithstanding anything to the contrary in this provision, the Company shall pay any fees charged by an arbitral body (e.g., JAMS).

10.3 In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11. NOTICES. Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on the Company payroll, or at such other address as the Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12. PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYER OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2 I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13. GENERAL PROVISIONS.

13.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New Jersey as such laws are applied to agreements entered into and to be performed entirely within New Jersey between residents of New Jersey. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New Jersey for any lawsuit filed there against me by the Company arising from or related to this Agreement.

Employee Confidential Information and Inventions Assignment Agreement

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s stock, whether by merger, consolidation, reorganization, reincorporation, sale of stock, or otherwise. For avoidance of doubt, the Company’s successors and assigns are authorized to enforce the Company’s rights under this Agreement.

13.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from the Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

13.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10 Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, is the final, complete and exclusive agreement between me and the Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if the Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

13.11 Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company, discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

[signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

This Agreement will be effective as of my first day of service with the Company.

EMPLOYEE:

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Daniel Tasse
(Signature)

Daniel Tasse
Name

Nov 15, 2018
Date

Employee Confidential Information and Inventions Assignment Agreement

Signature Page

EXHIBIT A

PRIOR INVENTIONS

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by DBV Technologies S. A., its subsidiaries, parents, affiliates, successors and assigns (together the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

Date:
Signature

Name of Employee (typed or printed)

Employee Confidential Information and Inventions Assignment Agreement

Exhibit A, Page 1

EXHIBIT 3

(Section 9 of Executive Agreement)

I.	Companies with existing ownership interest -

•	BioQ Pharma. Private company, registered in California

•	Alcresta Therapeutics, LLC. Private company, registered in Delaware

•	Indivior PLC (INDV — London Stock Exchange)

•	Bellerophon Therapeutics, inc (Nasdaq — BLPH)

•	Pierian Biosciences. Private company, based in Nashville

II.	Company for which transition services will continue through March 31, 2019 —

•	Alcresta Therapeutics, LLC. Private company, registered in Delaware

III.	Companies with Board position that will continue —

•	Indivior PLC (London Stock Exchange — INDV)

•	Regenxbio Inc. (Nasdaq — RGNX)

IV.	Companies with Board position that Executive will resign by June 30, 2019 —

•	Bellerophon Therapeutics, Inc (Nasdaq – BLPH)

•	HLS Therapeutics, Inc (Toronto Stock Exchange — HLS.V)

•	BioQ Pharma. Private company, registered in California (resignation will occur prior to start date)

EXHIBIT 4

(Form of Release)

FORM OF RELEASE

This Release Agreement (“Release” or “Agreement”) is made by and between Daniel Tasse (“you”) and DBV Technologies S.A. (the “Company”). A copy of this Release is an attachment to the Executive Agreement between the Company and you dated [DATE] (the “Executive Agreement”). Capitalized terms not defined in this Agreement carry the definition found in the Executive Agreement.

1. Severance Benefits. In consideration for your execution, return and non-revocation of this Release on or after your Separation Date, the Company will provide you with the Severance Benefits described in Section 10(b) or (e) of the Executive Agreement.

2. Compliance with Section 409A. The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.

3. Release. In exchange for the Severance Benefits and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to your employment with the Company or the termination of that employment (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•

has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing in connection with your employment with the Company or the termination of that employment;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Law on Equal Pay; the New Jersey Political Activities of Employees Law; the New Jersey Genetic Testing Law; the New Jersey Family Leave Act; [the New York State Human Rights Law, the New York Equal Opportunity for Disabled Persons Act; the New York City Human Rights Law][1]; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Lilly Ledbetter Fair Pay Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel) in connection with your employment with the Company or the termination of that employment.

[1]	Only applicable if employment in NY.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have under your indemnification agreement or the Company’s organizational documents or otherwise for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and an officer of the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. You also do not waive or release your rights or Claims to vested benefits under the written terms of the Company 401(k) plan, rights or Claims for unemployment compensation benefits, medical Claims incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, rights or Claims to any other Accrued Obligations (as defined in the Executive Agreement), rights or claims to vested equity rights relating to ordinary shares of the Company, rights or Claims to accrued benefits or any benefits to which you are entitled under this Agreement, or Claims relating to directors’ and officers’ liability insurance coverage. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company.

In addition, you will continue to be covered by the Company’s indemnification protections following the end of your employment in accordance with Section         of the Company’s bylaws which obligates the Company to indemnify and hold harmless employees, officers and directors, including former employees, officers and directors, from claims, losses, liabilities or damages imposed upon such individuals in connection with their employment with the Company or its subsidiaries. The Company’s indemnification rights cover actions taken in the good faith belief that such action, strategy or course of conduct was in the best interests of the Company. Indemnification rights generally provides for advance reimbursement of reasonable attorney’s fees and other defense related expenditures. Intentional violations of law or Company’s policy are excluded from indemnification and expense reimbursement.

4. Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have [twenty-one (21) {OR} forty-five (45)] days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (by sending written revocation directly to [name/title|; (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after you sign this Agreement; and (f) if your employment is terminated as part of the group termination, you shall receive an attachment to this Agreement that identifies: (i) the decisional unit, which means the class, unit, or group of individuals covered by the offer of the payment(s) in consideration for signing this Agreement as a part of a group termination; (ii) the factors the Company used to determine who was eligible or selected for the employment termination program; (iii) the time limits for the employment termination program; (iv) the job titles and ages of all individuals within the decisional unit who were made eligible or selected; and (v) the job titles and ages of all individuals within the decisional unit who were not selected or made eligible.

5. Return of Company Property. By the Termination Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with [name/title]. Receipt of the Severance Benefits described in Section 1 of this Agreement is expressly conditioned upon material compliance with this Section.

6. Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitations and competitive activities. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8. Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

9. No Admission. This Agreement does not constitute an admission by you or the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

10. Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of Sections 5, 6, 7, and 8 of this Agreement and further agree that any threatened or actual material violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that in addition to any and all other damages and remedies available to the Company upon your material breach of this Agreement, the Company may seek an injunction to prevent you from violating or breaching this Agreement.

11. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey as applied to contracts made and to be performed entirely within New Jersey.

DBV Technologies S.A.

By:
Name:
Title:

Daniel Tasse

EXHIBIT 5

(Indemnification Agreement)

INDEMNIFICATION AGREEMENT

WHEREAS

The public offering in the United States by DBV Technologies (the “Company”) of shares in the form of American Depositary Shares (“ADSs”), two ADSs representing one ordinary share of the Company, the filing of forms with the Securities and Exchange Commission (“SEC”) in connection with such public offering and the quotation of the ADSs on the Nasdaq Global Market (“Market”) expose the directors and the officers of the Company to major and specific risks with respect to their service to the Company.

The Company, taking into account the scope of the obligations and possible personal liability of the directors and officers induced by the U.S. securities laws and the fact that they are significantly more burdensome than under French law, has resolved that the said directors and officers should not be exposed to such personal liability.

Moreover, in the United States, directors and officers are typically indemnified or insured. As a result, the Company has concluded that in the absence of such protection against risks sustained by reason of the fact that they are serving as such, individuals might not accept to serve as directors or officers of the Company or might resign from their office. The Company has also concluded that it is necessary to have such individuals serve on its board of directors and as its officers if it is to achieve its objectives in the international financial and commercial markets.

It is the Company’s intention to provide said directors and officers with indemnification against liabilities and advancement of expenses in connection with any matters that arise out of their service to the Company to the fullest extent permitted by applicable laws and regulations.

Accordingly, considering as well the fact that the quotation of the ADSs on the Market is a key factor to the future development of the Company, the Company resolved that providing insurance coverage, indemnification and advancement of expenses to said directors and officers to the fullest extent permitted by applicable laws and regulations is consistent with the Company’s corporate interest.

NOW THEREFORE, THE COMPANY HEREBY IRREVOCABLY UNDERTAKES AS FOLLOWS:

1. Beneficiary

The persons, whether individuals or corporations, who may benefit from and accept the offer (the “Offer”) are:

(i) a director (a “Director”) of the Company, and

(ii) the Chairman of the Board, the Directeur Général, a Directeur Général Delegué as well as any executive officer, who is not a director, employed by the Company to whom the Board of Directors of the Company would elect to make the Offer (an “Officer”).

A “Beneficiary”, for the purpose of the Offer, shall be a Director or an Officer having accepted and signed this Offer.

2. Undertaking to Subscribe; Insurance Policy; Indemnification

2.1. Upon acceptance and signature of this Offer by a Beneficiary, the Company shall immediately provide to the Beneficiary the benefit of one or more director and officer (“D&O”) insurance policies (collectively, the “D&O Insurance Policy”) subscribed with a well-rated insurance company of national or international repute (the “Insurance Company”) providing D&O insurance coverage in line with best practice for companies in the United States with a similar market capitalization and industry to the Company (“Best Practices”), to the fullest extent permitted by applicable laws and regulations. Any losses incurred by the Beneficiary for any damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing (collectively, the “Losses”) if the Beneficiary is or was or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed claim, demand, action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, whether formal or informal, or any inquiry or investigation, whether made, instituted or conducted by the Company or any other party, including without limitation any foreign, federal, state or other governmental entity by reason of (or arising in part out of) any event or occurrence related to the fact that the Beneficiary is or was a Director or Officer of the Company, or any Subsidiary of the Company (as defined below), or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the Beneficiary while serving in such capacity, shall be referred hereunder, collectively, as an “Indemnifiable Claim”. The Beneficiary shall be compensated for any Indemnifiable Claim by this D&O Insurance Policy or if not indemnifiable thereunder, by the Company to the fullest extent permitted by law. Also to the fullest extent permitted by applicable laws and regulations, the D&O Insurance Policy shall provide for indemnification of the Beneficiary in line with Best Practices against reasonable and necessary Expenses (as defined) as a result of the facts, acts or omission described above, in the event the Beneficiary was, is or is threatened to be made, a party or witness or participant in, by whatever means, a hearing or investigation which the Beneficiary in good faith and reasonably thinks could lead to an action or other relief, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, or other, whether formal or informal. For purposes of this Agreement, a “Subsidiary” shall mean an entity, which the Company directly or indirectly controls, 50% or more of the entity’s voting securities.

2.

For the purpose of the Offer, a “Claim” means (1) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to foreign federal, state or other law; and (2) any inquiry or investigation, whether made, instituted or conducted by the Company or any other party, including without limitation any foreign, federal, state or other governmental entity, that Beneficiary determines might lead to the institution of any such claim, demand, action, suit or proceeding.

To the fullest extent permitted by applicable laws and regulations, the D&O Insurance Policy shall provide for indemnification of the Beneficiary in line with Best Practices against reasonable and necessary expenses (including attorneys’ fees and all other costs, expenses and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation) (collectively, hereinafter “Expenses”) and any and all Losses in connection with an Indemnifiable Claim.

The Company shall in the first instance pay on behalf of the Beneficiary any deductible or retention amounts due under the Insurance Policy in connection with any Indemnifiable Claim or Claim for the payment of Expenses, to the fullest extent permitted by applicable laws and regulations.

2.2. As a result of the acceptance and signature of this Offer by the Beneficiary, a bilateral contract will be formed between the Company and the Beneficiary.

2.3. To the fullest extent permitted by applicable laws and regulations, the Company agrees that, so long as a Director or Officer shall continue to serve as a Director or Officer of the Company or any Subsidiary, or shall continue at the request of the Company to serve as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and thereafter so long as a Director or Officer shall be subject to any possible Indemnifiable Claim by reason of the fact that said Director or Officer was a Director or Officer of the Company or any Subsidiary or at the request of the Company to serve as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and thereafter, the Company will maintain in effect for the benefit of such Director or Officer one or more valid, binding and enforceable insurance policies with the Insurance Company providing coverage, including with respect to limits of liability thereunder, at least comparable to that provided in this Offer, and such insurance policy or policies shall be or be deemed to be the D&O Insurance Policy for all purposes of this Offer.

3. Exclusions

The Beneficiary acknowledges that French law contains material limitations on indemnification or coverage for Losses and/or Expenses and currently prevents the Company, in particular, from indemnifying the Beneficiary for Losses and Expenses incurred by a Beneficiary with respect to the following Claims:

(i) any Claim made by the Company or by a shareholder or any other person on behalf of the Company (derivative action);

(ii) any Claim relating to remuneration paid to the Beneficiary, if it shall be determined that such remuneration was not due;

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(iii) any Claim for which a judgment is rendered against the Beneficiary for an accounting of profits made from the purchase or sale of, or the procurement to purchase or sell, securities of the Company pursuant to insider trading laws or regulations;

(iv) any Claim which is based on the Beneficiary’s willful or gross misconduct or on a fraud or a fraudulent misrepresentation, intentional or fraudulent (or deemed to be so) misconduct, whether the Beneficiary has acted alone or as an accomplice if it should be finally determined that the Beneficiary is guilty of such misconduct; or

(v) any Claim which is based on the Beneficiary’s criminal actions.

The Beneficiary further acknowledges that the D&O Insurance Policy contains or may contain similar limitations on coverage for Losses or Expenses incurred by a Beneficiary, in each case with respect to Indemnifiable Claims, and that it does not cover Claims (i) pending, if any, at the date this Offer is accepted and signed by the relevant Beneficiary, (ii) which arise from the settlement of any action or Claim without the Company’s written consent or, generally, that cannot be insured under applicable laws and regulations;

provided that the terms of the D&O Insurance Policy shall determine whether insurance coverage is available to the Beneficiary in connection with any Indemnifiable Claim, and that any limitations, restrictions or exclusions contained in the Insurance Policy that are not mandated by applicable law shall not relieve the Company of its obligation to provide indemnification to the Beneficiary for Losses and Expenses in each case with respect to Indemnifiable Claims to the fullest extent permitted by applicable laws and regulations.

4. Notification and Defense of an Indemnifiable Claim

4.1. As soon as practicable after the written receipt by the Beneficiary of a Indemnifiable Claim, the Beneficiary shall notify the Company in writing thereof, which notification shall specify:

•	the existence and the nature of the Indemnifiable Claim; and

•	the nature and the estimate of the amount of the Losses and Expenses with respect to an Indemnifiable Claim.

Omission so to notify the Company will not relieve the Company from liability under the Offer, except if thereby the Company has been materially prejudiced.

4.2. In the event the Company shall be requested by Beneficiary to pay the Expenses or Losses of any Indemnifiable Claim, the Company, if appropriate, shall be entitled to assume the defense of such Indemnifiable Claim, or to participate to the extent permissible in such Indemnifiable Claim, with counsel reasonably acceptable to Beneficiary. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Beneficiary under this Agreement for any Expenses of counsel subsequently incurred by Beneficiary with respect to the same Indemnifiable Claim, provided that Beneficiary shall have the right to employ separate counsel in such Indemnifiable Claim at Beneficiary’s sole cost and expense. Notwithstanding the foregoing, if Beneficiary’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Beneficiary in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such Indemnifiable Claim within a reasonable time, then in any such event the fees and expenses of Beneficiary’s counsel to defend such Indemnifiable Claim shall be subject to the indemnification and advancement of Expenses provisions of this Agreement.

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No settlement of any Claim shall be agreed upon and entered into without the Company’s prior written consent, not to be unreasonably withheld. By default of such Company’s prior written consent, the Company will be relieved from any and all liability for such settlement of a Indemnifiable Claim, if thereby the Beneficiary has been excluded from D&O Insurance Policy coverage or benefit and/or if thereby the Company has been materially prejudiced.

5. Advance on Reimbursement of Expenses

(a) To the fullest extent permitted by applicable laws and regulations and provided always that the Beneficiary has acted in good faith and within his or her capacities as a Director or Officer of the Company, the Expenses reasonably incurred by the Beneficiary in defending or investigating any Indemnifiable Claim duly notified to the Company shall be paid by the Insurance Company or by default if any payment demand to the Insurance Company remains unsatisfied after 30 days, as well as if the maximum insurance coverage under such D&O Policy is exceeded, by the Company, in advance of a final determination of the matter upon the request of the Beneficiary, upon presentation of satisfactory evidence that such Expenses have been incurred and remittance to the Insurance Company or, as the case may be, the Company of Beneficiary’s written commitment to repay these Expenses in the event that it is ultimately determined that the Beneficiary is not entitled to have these Expenses reimbursed;

provided that the Company shall not be liable for that portion of such Expenses actually provided to the Beneficiary under the D&O Insurance Policy (to the fullest extent permitted by applicable laws and regulations, such undertaking shall be accepted without reference to the financial ability of the Beneficiary to make repayment and any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest-free); and provided further that no indemnification shall be permitted (A) in the event that is finally determined that : (i) the Beneficiary’s conduct forming the subject matter of the Indemnifiable Claim was not consistent with the corporate interests of the Company; (ii) the Beneficiary’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or (B) in respect of Indemnifiable Claims initiated or brought by Beneficiary against the Company or its directors, officers, employees or other agents and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or otherwise available to Beneficiary under another agreement or applicable law.

(b) The termination of any Claim pursuant to a Indemnifiable Claim by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, absent specific findings in respect of Beneficiary in the judgement, conviction of the Beneficiary or an acknowledgment by the Beneficiary in the settlement itself, create a presumption that the Beneficiary did not act in good faith and in a manner that the Beneficiary reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(c) The Beneficiary shall cooperate with the person, persons or entity making such determination with respect to the Beneficiary’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Beneficiary and reasonably necessary to such determination.

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(d) Partial Indemnification. If the Beneficiary is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses and Losses, in each case with respect to an Indemnifiable Claim, paid in settlement actually and reasonably incurred by or on behalf of the Beneficiary in connection with any Claim but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Beneficiary for the portion of such Expenses or Losses, in each case with respect to an Indemnifiable Claim, to which the Beneficiary is entitled.

6. Payment by Company

To the fullest extent permitted by applicable laws and regulations and provided always that the Beneficiary has acted in good faith and within his or her capacities as a Director or Officer of the Company, in the event that a Beneficiary shall not be indemnified for all the Expenses and Losses, in each case with respect to an Indemnifiable Claim, due to (a) the failure of the Company to obtain or maintain the D&O Insurance Policy in accordance with this Offer, as well as if the maximum insurance coverage shall be exceeded or (b) the failure of the D&O Insurance Policy to pay the Expenses or Losses, in each case with respect to an Indemnifiable Claim, the Company shall pay in full to the Beneficiary the amount of any such Expenses and Losses, in each case with respect to an Indemnifiable Claim, to which the Beneficiary is entitled to be reimbursed or shall pay the difference between the amount received by the Beneficiary from the Insurance Company and such amount of reimbursement of the Expenses and Losses, in each case with respect to an Indemnifiable Claim, to which it is so entitled, as the case may be.

7. Subrogation; Primacy of Indemnification

Except as provided for below, in the event of payment by the Company to Beneficiary under the Offer, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Beneficiary, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8. Right to Payment Upon Application

Subject to the terms and conditions of Section 5 hereof, all payment under the Offer, including relating to the reimbursement of the Expenses or any advances of Expenses or payment of Losses, in each case with respect to an Indemnifiable Claim, shall be paid by the Company, or on its behalf, within 30 days after a written Claim for payment has been received by the Company. Expenses reasonably incurred by the Beneficiary in connection with successfully establishing the right to payment according to the Offer, in whole or in part, shall also be paid by the Company, to the fullest extent permitted by applicable laws and regulations.

9. Offer Not Exclusive

This Offer shall not be deemed exclusive of any other rights to which the Beneficiary may be entitled under any agreement, any vote of shareholders or disinterested directors, statute, or otherwise.

10. Notices

10.1. Any notices served pursuant to this Offer shall be sent by registered mail with return receipt requested or delivered by hand against receipt if to the Company to the registered office, if to the Beneficiary to the address indicated below at the end of this Offer.

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10.2. Any change of address shall be notified by the relevant party to the other party by registered mail with return receipt requested or delivered by hand against receipt within fifteen (15) days of the actual date of change of address.

10.3. Notices shall be deemed to have been received on the date of reception of the registered letter, as evidenced by the return receipt or, as the case may be, of the letter delivered by hand, as evidenced by the receipt.

11. Amendments- Assignment

11.1. No alteration of, amendment to or waiver of any of the provisions of this Offer shall be binding on any of the parties unless it is written and executed by a duly authorized representative of each of the parties.

11.2. This Offer may not be assigned by any party hereto except with the prior written consent of the other party. Without limiting the generality or effect of the foregoing, the Beneficiary’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Beneficiary’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 11.2, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

12. Successors

The legal representatives of the parties or their successors shall be bound by and may rely on all the terms of the Offer. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Beneficiary and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company. This Agreement shall inure to the benefit of and be enforceable by the Beneficiary’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

13. Miscellaneous Provisions

13.1. Term of Agreement. This Agreement shall continue until and terminate upon the later of (a) ten years after the date that the Beneficiary shall have ceased to serve as a Director or Officer of the Company or a Subsidiary or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or (b) the final termination of all Claims pending on the date set forth in clause (a) in respect of which the Beneficiary is granted rights of indemnification or advancement of Expenses hereunder and of any Claim commenced by the Beneficiary pursuant to Section 8 of this Agreement relating thereto.

13.2. The parties agree that the provisions contained in the preamble and Exhibit hereto form an integral part of the Offer.

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13.3. Should any of the provisions of this Offer be held null and void or unenforceable for any reason whatsoever, the parties undertake to use their best efforts to remedy the causes of such nullity, so that, except where such is impossible, the Offer shall remain in force without any discontinuity.

13.4. The parties agree to provide any information as well as to execute and to deliver all documents reasonably required for the performance of this Offer.

14. Applicable Law

This Offer shall be governed as to its validity, construction and performance in accordance with the laws of the Republic of France.

15. Disputes

Any dispute arising from the Offer or which are a result or a consequence thereof shall be made subject to the jurisdiction of the Tribunal de Commerce de Paris.

Executed in
On November 15, 2018
In two (2) original copies

By:	/s/ David Schilansky
Name:	David Schilansky
Title:	Deputy Chief Executive Officer and Chief Financial Officer (Directeur Financier)

8.

Accepted by	/s/ Daniel Tassé
Daniel Tassé
Residing at
On	November 15, 2018

being a Director or an Officer of the Company, as these terms are defined in the Offer who hereby declares that he or she:

•	has a good and fair knowledge of the terms, conditions and exclusions of the Offer;

•	is fully aware that applicable French laws and regulations limit a company’s ability to indemnify its directors against liability;

•	is fully aware that U.S. securities laws may also limit a company’s ability to indemnify in respect of liabilities arising under U.S. securities laws; and

•	formally and irrevocably accepts the Offer, as it stands.

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